Exhibit 99.1
CHRISTINE MCCARTHY TO STEP DOWN AS DISNEY’S CHIEF FINANCIAL OFFICER; KEVIN LANSBERRY WILL ASSUME ROLE OF INTERIM CFO
McCarthy, who is taking family medical leave, will continue to serve as a strategic advisor to ensure a successful transition

BURBANK, Calif., June 15, 2023—The Walt Disney Company’s (NYSE: DIS) Senior Executive Vice President and Chief Financial Officer Christine M. McCarthy will be stepping down from her role and taking a family medical leave of absence, and veteran Disney executive Kevin Lansberry, Executive Vice President and Chief Financial Officer of Disney Parks, Experiences and Products, will serve as the company’s Interim CFO, effective July 1, it was announced today by Bob Iger, Chief Executive Officer, The Walt Disney Company. McCarthy will continue as a strategic advisor to the company during her leave and will assist with the process of identifying and onboarding a long-term successor to ensure a smooth and successful transition.
“Christine McCarthy is one of the most admired financial executives in America, and her impact on The Walt Disney Company during 23 years of dedicated service cannot be overstated,” Iger said. “Christine has served as a key strategic anchor during a period of great transformation, and she and I have discussed her desire to ensure an orderly and successful CFO succession in advance of the company’s transition to its next chief executive officer. She is stepping down from her CFO role as she takes family medical leave, but has graciously offered to move into an advisory position to assist her successor in assuming the duties she has so expertly handled these many years.”
“I am immensely grateful for the opportunity Bob provided me to serve as CFO of this iconic company and am proud of the work my talented team has done to position Disney to capitalize on the business possibilities that lie ahead,” McCarthy said. “Although I am leaving the CFO role, I look forward to helping with the transition and will always be rooting for the success of my extended Disney family, who have shown time and again that determination, teamwork and the pursuit of excellence are an unstoppable combination.”
Lansberry has agreed to serve as Interim CFO while a thorough search of internal and external candidates is conducted for a permanent replacement. “Kevin has been with the company for more than three decades and is a trusted lieutenant to Christine. Having expertly served as CFO at our largest business segment since 2017, he has my complete confidence, and I look forward to working with him during this transition,” Iger said.
As Interim CFO, Lansberry will assume oversight of the company’s worldwide finance organization, which includes corporate alliances and partnerships, corporate real estate,

corporate strategy and business development, enterprise controllership, enterprise technology, financial planning and analysis, global product and labor standards, global security, investor relations, risk management, tax and treasury.
During his tenure at Disney Parks, Lansberry has held a variety of leadership roles in finance, business development, alliances and operations. He assumed the position of Executive Vice President and Chief Financial Officer, Walt Disney Parks and Resorts in 2017, which was expanded in 2018 to also include Consumer Products. In that role, Lansberry has been responsible for the financial planning and fiscal management of domestic and international theme parks and resorts, Disney Cruise Line, Disney Vacation Club, Adventures by Disney, Walt Disney Imagineering, revenue management and analytics, global business development and Consumer Products. He holds a Bachelor of Science in Finance from Ball State University and a Master of Business Administration from the Crummer Graduate School of Business at Rollins College.
McCarthy joined Disney in 2000 as Treasurer and became Chief Financial Officer in 2015. Prior to joining Disney, she was the Executive Vice President and Chief Financial Officer of Imperial Bancorp from 1997 to 2000. She also held various executive positions in finance and planning at First Interstate Bancorp from 1981 to 1996. She serves on the Board of Directors of The Procter & Gamble Company and FM Global and is a trustee of the Carnegie Institution for Science. McCarthy has received numerous awards and has been named multiple times to Treasury & Risk’s “100 Most Influential People in Finance” and was the recipient of Treasury Today’s Adam Smith “Woman of the Year” Award in 2015 and was honored by the Entertainment Diversity Council in 2016 as one of the “Top 50 Most Powerful Women in Entertainment.”
“Among her many contributions to the company, one of the things I admire most about Christine is the generous mentorship she has provided to so many of her colleagues over the years, including countless women,” Iger said. “She has opened doors, created opportunities, and served as a role model for women at every level of business – not just at Disney, but around the world.”

Contacts:
David Jefferson
Corporate Communications
(818) 560-4832

Alexia Quadrani
Investor Relations
(818) 560-6601